UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 24, 2020

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	GEL	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On July 24, 2020, Genesis Energy, L.P. (“Genesis”) entered into an Eleventh Amendment to Fourth Amended and Restated Credit Agreement (the “Credit Agreement”), among Genesis, as the borrower, Wells Fargo Bank, National Association, as administrative agent and issuing bank, Bank of America, N.A. and Bank of Montreal, as co-syndication agents, U.S. Bank National Association, as documentation agent, the lenders and other parties party thereto, which, among other things, (i) adjusts the definition of “Adjusted Consolidated EBITDA” in the Credit Agreement to add back approximately $13.5 million of cost saving measures undertaken by Genesis for each of the next four Test Periods beginning June 30, 2020, (ii) adjusts the definition of “Applicable Margin” in the Credit Agreement to raise the “LIBOR Margin” and “Base Rate Margin” by 25 basis points (or, if Genesis’ Consolidated Leverage Ratio (as defined in the Credit Agreement) exceeds 5.50 to 1.00, 50 basis points), (iii) increases the Consolidated Leverage Ratio limit to 5.75 to 1.00 for the quarter ending September 30, 2020 through the quarter ending March 31, 2021, after which time such limitation will revert back to 5.50 to 1.00 for the remaining term of the facility and (iv) decreases the Consolidated Interest Coverage Ratio limit to 2.75 to 1.00 for the quarter ending September 30, 2020 through the quarter ending March 31, 2021, after which time such limitation will revert back to 3.00 to 1.00 for the remaining term of the facility (provided that the Consolidated Interest Coverage Ratio may not be less than 2.75 to 1.00 during the three full fiscal quarter period after a fiscal quarter in which Genesis makes a Material Acquisition (as defined in the Credit Agreement)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: July 30, 2020	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer